Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing and Public Relations 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Results for the Third Quarter of 2026 Fiscal Year, Building for the Next Era of Global Investing

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SAN ANTONIO–May 13, 2026– U.S. Global Investors, Inc. (NASDAQ: GROW) (the "Company"), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported net income of $2.7 million, or $0.23 per share, during the quarter ended March 31, 2026, compared to net losses during the previous quarter and the same quarter a year earlier. Total operating revenues during the March 2026 period were $2.8 million, representing a 10% increase over operating revenues in the previous three months and a 31% increase over the same quarter in 2025.

During the quarter ended March 31, 2026, average assets under management (AAUM) were $1.6 billion, the highest level since the quarter ending June 30, 2024. The increase was primarily driven by continued strength across the Company’s gold and natural resources strategies, with the Gold and Precious Metals Fund (USERX), World Precious Minerals Fund (UNWPX) and U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) all posting strong gains in average assets from the prior quarter.

“During the first quarter of 2026, gold miners benefited from one of the strongest price environments in the industry’s history,” said Frank Holmes, CEO and Chief Investment Officer of U.S. Global Investors. “With gold prices at elevated levels, many miners are generating substantial free cash flow and strengthening balance sheets. According to our analysis of the NYSE Arca Gold Miners Index, quarterly free cash flow per share has increased significantly since mid-2024. We believe this has helped renew investor interest in gold and precious metals strategies, contributing to the growth in our average assets under management during the quarter.”

1 Registration does not imply a certain level of skill or training.

WAR ETF Gains Momentum as Defense Enters the AI Era

During the quarter, the Company saw strong investor interest in the U.S. Global Technology and Aerospace & Defense ETF (WAR), designed to provide exposure to defense companies involved in artificial intelligence (AI) and advanced tech. From the end of the December quarter to the end of the March quarter, total AUM in WAR nearly doubled, ending the period at approximately $20 million.

“We’re pleased with the performance of WAR, our actively managed Smart Beta 2.0 ETF, which we believe is well positioned for the next phase of global defense modernization,” continued Mr. Holmes. “Defense is no longer defined just by traditional platforms such as aircraft and ships. Increasingly, it’s being reshaped by AI, autonomous systems and cybersecurity. Recent defense AI initiatives point to exactly the kind of AI-enabled warfighting and rapid technological transformation that we believe represent the future of national security.

“Government spending priorities are also shifting,” Mr. Holmes continued. “Around the world, fiscal policy is increasingly being directed toward national security. In 2025, world governments spent a collective $2.9 trillion on defense, marking a new record amount. In our view, this represents a major structural change in the global economy. As government spending prioritizes a shift toward national security and AI, we believe WAR provides investors with targeted exposure to companies participating in this long-term transformation.”

2 Stockholm International Peace Research Institute, “Trends in World Military Expenditure, 2025,” April 2026, https://www.sipri.org/publications/2026/sipri-fact-sheets/trends-world-military-expenditure-2025

Resilience in Travel and Global Shipping

Investor sentiment toward the airline and shipping industries has been shaped in recent months by concerns over fuel prices and geopolitical instability tied mainly to the Middle East. Even so, the Company believes both sectors continue to offer compelling long-term opportunities for investors seeking exposure to specialized areas of the global economy.

The U.S. Global Jets ETF (JETS), which provides exposure to the global airline industry, has faced pressure from negative airline headlines, including concerns over higher fuel costs and regional travel disruptions. However, passenger demand has remained resilient. According to Airlines for America, U.S. airlines were expected to carry a record 171 million passengers during the March-through-April spring travel period, up 4% from the prior year, with an estimated 2.8 million passengers flying each day.

“While airline stocks have been affected by concerns over fuel prices and geopolitical uncertainty, the underlying demand story remains constructive,” said Mr. Holmes. “Consumers continue to prioritize travel, airlines are operating with strong load factors and capacity remains disciplined in many markets.”

The U.S. Global Sea to Sky Cargo ETF (SEA), which provides access to global sea shipping and air freight industries, also demonstrated strength during the quarter. Maersk, often viewed as a bellwether for global trade, said ocean freight volumes grew 9.3% in the first quarter compared to the same quarter a year earlier. The company has been able to offset higher fuel costs through contract renegotiations and spot-rate increases.

“Even in an era of tariffs and geopolitical friction, goods still need to move,” said Mr. Holmes. “We believe investors are underestimating the long-term importance of shipping and logistics in an increasingly digital and AI-driven world economy.”

3 Airlines for America, “U.S. Airlines Prepare for Record Number of Passengers this Spring Amid Government Shutdown,” Feb. 24, 2026, https://www.airlines.org/news-update/u-s-airlines-prepare-for-record-number-of-passengers-this-spring-amid-government-shutdown/.

4 Maersk, “Maersk Delivered Volume Growth Across All Businesses in Q1,” May 7, 2026, https://www.maersk.com/news/articles/2026/05/07/maersk-delivered-volume-growth-across-all-businesses-in-q1

5 Stine Jacobsen and Jesus Calero, Reuters, “Maersk Says Energy Crunch to Persist Even if Iran Peace Deal Struck,” May 7, 2026, https://www.reuters.com/business/maersk-first-quarter-profit-beats-forecasts-keeps-outlook-unchanged-2026-05-07/

Shareholder Value Initiatives

The Company’s shareholder yield as of March 31, 2026, was 9.96%, more than double the yield on the five-year and 10-year Treasury bonds on the same trading day.

The Company’s Board of Directors (the “Board”) approved payment of a $0.0075 per share per month dividend beginning in April 2026 and continuing through June 2026. The remaining payment dates will be May 26 and June 29 for record dates of May 11 and June 15.

The Company maintains a share repurchase program, authorized by the Board, allowing for the annual purchase of up to $5 million of its outstanding common shares on the open market, as market and business conditions permit. The program has been in place since December 2012 and has been renewed each calendar year by the Board. During the 12-month period ended March 31, 2026, the Company repurchased 776,299 shares, marking a 1% decrease from the same period the previous year and an 11% increase from the equivalent period ended March 31, 2024.

Strong Liquidity Position

At March 31, 2026, the Company had net working capital of approximately $36.2 million. With approximately $24.6 million in cash and cash equivalents, an increase of $23,000 since June 30, 2025, the Company has adequate liquidity to meet its current obligations.

Tune In to the Earnings Webcast

The Company has scheduled a webcast for 7:30 a.m. Central time on Thursday, May 14, where Mr. Holmes will be joined by CFO Lisa Callicotte and Director of Marketing Holly Schoenfeldt to discuss financial results. To register for the webcast, click here, or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	3/31/2026	3/31/2025
Operating Revenues	$2,762	$2,103
Operating Expenses	2,674	2,996
Operating Income (Loss)	88	(893)

Total Other Income (Loss)	1,745	648
Income (Loss) Before Income Taxes	1,833	(245)

Income Tax Expense (Benefit)	(844)	137
Net Income (Loss)	$2,677	$(382)

Net Income (Loss) Per Share (Basic and Diluted)	$0.23	$(0.03)

Avg. Common Shares Outstanding (Basic)	11,858,724	13,023,636
Avg. Common Shares Outstanding (Diluted)	11,883,102	13,024,441

Avg. Assets Under Management (Billions)	$1.6	$1.4

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6 The Company calculates shareholder yield by adding the percentage of change in shares outstanding, the dividend yield and any debt reduction for the 12 months ended March 31, 2026.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please carefully consider a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus for JETS, GOAU, SEA and WAR by clicking here. Read it carefully before investing.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS, GOAU, SEA and WAR are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU, SEA and WAR. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Investing involves risk including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the fund. Brokerage commissions will reduce returns. Because the fund concentrates its investments in specific industries, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The fund is non-diversified, meaning it may concentrate more of its assets in a smaller number of issuers than a diversified fund. The fund invests in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The fund may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies.

Airline Companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs.

Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

WAR is actively-managed and there is no guarantee the investment objective will be met. The fund is new and has a limited operating history to evaluate. The Fund is non-diversified, meaning it may concentrate its assets in fewer individual holdings than a diversified fund.

WAR’s concentration in the securities of a particular industry namely Aerospace and Defense, Cybersecurity and Semi-conductor industries as well as geographic concentration may cause it to be more susceptible to greater fluctuations in share price and volatility due to adverse events that affect the Fund’s investments.

Aerospace and Defense companies are subject to numerous risks, including fierce competition, adverse political, economic and governmental developments, substantial research and development costs. Aerospace and defense companies rely heavily on the U.S. Government, political support and demand for their products and services.

Companies in the cybersecurity field face intense competition, both domestically and internationally, which may have an adverse effect on profit margins. The products of cybersecurity companies may face obsolescence due to rapid technological development. Companies in the cybersecurity field are heavily dependent on patent and intellectual property rights.

Competitive pressures may have a significant effect on the financial condition of semiconductor companies and may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies typically face high capital costs and can be highly cyclical, which may cause the operating results to vary significantly. The stock prices of companies in the semiconductor sector have been and likely will continue to be extremely volatile.

Investments in the securities of non-U.S. issuers may subject the Fund to more volatility and less liquidity due to currency fluctuations, political instability, economic and geographic events. Emerging markets may pose additional risks and be more volatile due to less information, limited government oversight and lack of uniform standards.

Smart beta 2.0 combines the benefits of passive investing and the advantages of active investing strategies.

Passenger load factor (PLF) is a key airline metric measuring the percentage of available seating capacity filled by paying passengers. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

The NYSE Arca Gold Miners Index (GDM) is a modified market-capitalization-weighted index that tracks the performance of global companies involved primarily in gold and silver mining.